Exhibit 5

Norman T. Reynolds Law Firm, P. C.

3262 Westheimer Road, Suite 234

Houston, Texas 77098

Telephone (713) 503-9411

Telecopier (713) 456-2509

August 20, 2013

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:

Global Earth Energy, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Global Earth Energy, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 250,000,000 shares of its common stock, par value $0.00001 per share, which are issuable pursuant to the Company’s Employees, Directors, and Consultants Stock Plan for the Year 2013, No. 2.

In our representation we have examined such documents, corporate records, and other instruments as have been provided to us for the purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

Our opinion is limited by and subject to the following:

(a)

In rendering our opinion we have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b)

In our examination of all documents, certificates and records, we have assumed without investigation, the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity and completeness of the originals of all documents submitted to us as copies.  We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.  As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c)

Our opinion is based solely on and limited to the federal laws of the United States of America and the laws of Nevada (based solely upon our review of a standard compilation thereof).  We express no opinion as to the laws of any other jurisdiction.

Very truly yours,

/s/ Norman T. Reynolds Law Firm, P. C.